Exhibit 10.2

CORNING INCORPORATED

CHANGE IN CONTROL AGREEMENT

This Agreement, dated as of ________________ (the “Effective Date”) is entered into between Corning Incorporated, a corporation organized under the laws of the State of New York (“Corning” or the “Company”), and ____________ (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distractions to its key management personnel because of the uncertainties inherent in such a situation; and

WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure the Executive’s continued dedication and efforts in such event without undue concern for the Executive’s personal, financial and employment security; and

WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in connection with a Change in Control or a Potential Change in Control (as hereinafter defined).

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.   TERM OF AGREEMENT.  This Agreement shall commence as of the Effective Date and shall continue in effect until the December 31st following the Effective Date.  The Agreement shall thereafter annually be automatically extended until December 31 of the next following year unless either the Company (but only if the Company acts with respect to all officers of the same class as the Executive with whom it has a substantially similar Agreement) or the Executive shall have given written notice to the other that the term of this Agreement shall not be so extended by October 1 of a year; and provided, further, that notwithstanding any such notice by the Company not to extend, the term of this Agreement shall not expire during a Potential Change in Control Period or prior to the expiration of two (2) years after the date of a Change in Control that occurs during the term hereof (including during a Potential Change in Control Period).

2.   DEFINITIONS.

a.           ACCRUED COMPENSATION.  For purposes of this Agreement, “Accrued Compensation” shall mean the following amounts earned or accrued through the “Termination Date” (as hereinafter defined) but not paid as of the Termination Date: (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, (iii) vacation pay and (iv) the Executive’s bonus payable under the annual Performance Incentive Plan and GoalSharing plans (collectively, the “Bonus Plans”) based on actual performance, pro-rated by multiplying such bonuses by a fraction whose numerator is the number of months the Executive worked in the calendar year in which the Termination Date occurred (counting those months up to the month end that is closest to the Termination Date) and whose denominator is twelve.

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b.           BASE AMOUNT.  For purposes of this Agreement, “Base Amount” shall mean the Executive’s annual base salary at the rate in effect on the Termination Date, including all amounts of base salary that are deferred under the employee benefit plans of the Company or any other agreement or arrangement.

c.           BONUS AMOUNT.  For purposes of this Agreement, in the event that the Executive is not the Company’s Chief Executive Officer or Chief Operating Officer and the Executive’s base salary at all times in the calendar year of the Termination Date is less than $599,000, “Bonus Amount” shall mean the Executive’s Base Amount times the sum of:  (a) Executive’s target percentage in effect on the Termination Date under the Company’s Performance Incentive Plan, and (b) 5% (in lieu of GoalSharing award).

d.           CAUSE.  For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)   Conviction of or pleading guilty or no contest (or its equivalent) to a felony or conviction of or pleading guilty or no contest (or its equivalent) to a misdemeanor involving moral turpitude (from which no further appeals have been or can be taken);

(ii)   gross abdication of his duties as an employee and officer of the Company (other than due to the Executive’s illness or personal family problems), which conduct remains uncured by the Executive for a period of at least 30 days following written notice thereof to the Executive by the Company, in each case as determined in good faith by the Company; or

(iii)   misappropriation of Company assets, personal dishonesty or business conduct which causes material or potentially material financial or reputational harm for the Company.  For purposes of this Section 2(d), no act or failure to act on the Executive’s part shall be deemed to be a termination for Cause if done, or omitted to be done, in good faith, and with the reasonable belief that the action or omission was in the best interests of the Company.

e.           CHANGE IN CONTROL.  For purposes of this Agreement, a “Change in Control” shall mean any of the following events, provided that such event is also a ‘change of ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation’ within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”):

(i)   Any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii)   The individuals who are members of the Board as of the date this Agreement is approved by the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board within a twelve (12) month period; PROVIDED, HOWEVER, that if the appointment, election or nomination for election by the Company’s stockholders, of any new director is approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; PROVIDED, FURTHER, HOWEVER, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

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(iii)   Consummation of a merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent thereof) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger, consolidation, or reorganization;

(iv)   A complete liquidation or dissolution of the Company; or

(v)   The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary).

f.   COMPANY.  For purposes of this Agreement, “Company” shall include Corning’s “Successors and Assigns” (as hereinafter defined).

g.   DISABILITY.  For purposes of this Agreement, “Disability” shall mean a physical or mental infirmity which the Company reasonably believes is expected to impair the Executive’s ability to substantially perform the Executive’s duties with the Company for a period of: (i) one hundred eighty (180) consecutive days; or (ii) 180 days during any twelve (12) month period, and the Executive has not returned to full time employment prior to the Termination Date as stated in the “Notice of Termination”.

h.   GOOD REASON.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the events or conditions described in subsections (i) through (vi) below, PROVIDED, HOWEVER, that the Executive gives the Company thirty (30) days’ Notice of Termination (as defined below) (during which time the Company will have an opportunity to correct the condition constituting “Good Reason”), and PROVIDED, FURTHER, that such notice is submitted by the Executive no later than three (3) months after the occurrence of the event that is the basis for the “Good Reason”:

(i)   a material change in the Executive’s title, position or responsibilities which represents a material and adverse change from the Executive’s title, position or responsibilities as in effect immediately prior to such change;

(ii)   the assignment to the Executive of any duties or responsibilities which are substantially inconsistent with the Executive’s title, position or responsibilities as in effect immediately prior to such assignment and which represents a material adverse change to the Executive;

(iii)   any removal of the Executive from or failure to reappoint or reelect the Executive to any of such offices or positions, except in connection with the termination of the Executive’s employment for Disability, Cause, as a result of the Executive’s death or by the Executive other than for Good Reason;

(iv)   a material reduction in the Executive’s base salary, other than a reduction not in excess of ten percent (10%) that occurs in connection with a uniform reduction in base salary of other executives of the Company;

(v)   the Company’s requiring the Executive to change the location of his principal office which results in Executive having to commute more than 30 miles from his residence, without Executive’s express consent, except for reasonably required travel on the Company’s business which is not materially greater than such travel requirements prior to the Change in Control; or

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(vi)   any material breach by the Company of any provision of this Agreement or any Employment Agreement between the Company and the Executive, including, but not limited to, the failure of the Company to obtain an agreement from any Successors and Assigns to assume and agree to perform this Agreement, as contemplated in Section 8 hereof.

The definition of “Good Reason” is intended to qualify as “good reason” separation from service under Treasury Regulation section 1.409A-1(n)(2) (e.g., the “Good Reason” must be a material adverse change to the Executive), and the definition of “Good Reason” shall be interpreted and administered consistent with that intent.

i.   NOTICE OF TERMINATION.  For purposes of this Agreement, “Notice of Termination” shall mean a written notice of termination of the Executive’s employment from the Company, which notice indicates the Termination Date (as defined below), the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

j.   POTENTIAL CHANGE IN CONTROL PERIOD.  For purposes of this Agreement, "Potential Change in Control Period" shall mean the period beginning on the date of execution (during the term of this Agreement) of an agreement with respect to a transaction the consummation of which would constitute or result in a Change in Control, and ending on the date immediately following the Change in Control date or the date on which such agreement is terminated or the transaction contemplated therein otherwise is abandoned.

k.   SUCCESSORS AND ASSIGNS.  For purposes of this Agreement, “Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all of the assets and business of the Company whether by operation of law or otherwise.

l.   TERMINATION DATE.  For purposes of this Agreement, “Termination Date” shall mean, in the case of the Executive’s death, the Executive’s date of death.  For other separations from service the “Termination Date” shall mean the Executive’s separation from service within the meaning of Section 409A.  In the case of a Good Reason separation from service, the Executive must provide the Company at least thirty (30) days advance notice of the Executive’s anticipated separation date.  If the Executive’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive, and the Executive shall not have returned to the full-time performance of the Executive’s duties during such period of at least 30 days.

3.   CHANGE IN CONTROL BENEFITS

a.    If, during the term of this Agreement, the Executive’s employment with the Company shall be terminated within the Potential Change in Control Period or within two (2) years following a Change in Control, the Executive shall be entitled to the following compensation and benefits:

(i)   If the Executive’s employment with the Company shall be terminated by reason of death or Disability, the Company shall pay to the Executive the Accrued Compensation.  If the Executive’s employment with the Company shall be terminated by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay to the Executive the Accrued Compensation, except that the Executive shall not be entitled to the bonus described in subsection 2(a)(iv).

(ii)   If the Executive’s employment with the Company shall be terminated by the Company not for Cause or by the Executive for Good Reason, the Executive shall be entitled to the following:

(1)   The Company shall pay the Executive all Accrued Compensation;

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(2)   Executive shall receive an amount in accordance with the following:

•   If the Executive is not the Company’s Chief Executive Officer or Chief Operating Officer and the Executive’s base salary at all times in the calendar year of the Termination Date is less than $599,000, the Company shall pay Executive two (2) times the sum of (A) the Base Amount, and (B) the Bonus Amount;

•   If the Executive is the Company’s Chief Executive Officer, the Company shall pay Executive six (6) times the Base Amount;

•   If the Executive is the Company’s Chief Operating Officer, the Company shall pay Executive four (4) times the Base Amount;

•   If the Executive is not the Company’s Chief Executive Officer or Chief Operating Officer and the Executive’s base salary at any time in the calendar year of the Termination Date is equal to or greater than $599,000, the Company shall pay Executive three-and-a-half (3.5) times the Base Amount.

(3)   The restrictions on any outstanding equity and other long-term incentive awards, including stock options, restricted stock, restricted stock units and cash performance units, granted to the Executive under the Company’s stock option and other stock incentive plans shall be governed solely by the terms of those specific plans and agreements.

(4)   For a number of months equal to twenty-four (24) months (the “Continuation Period”), the Company shall continue on behalf of the Executive and the Executive’s eligible dependents, the medical, dental and hospitalization benefits provided (A) to the Executive at any time during the 90-day period prior to the Involuntary Termination or at any time thereafter or (B) to other similarly situated executives who continue in the employ of the Company during the Continuation Period.  The coverage and benefits (including deductibles, copays and employee contribution costs) provided in this subsection during the Continuation Period shall be no less favorable to the Executive and the Executive’s dependents than coverage provided to other similarly situated active employees of the Company.  The Company’s obligation under this subsection shall cease as soon as Executive becomes eligible for another employer’s medical, dental and hospitalization benefits during the Continuation Period;

(5)   The Executive may request the Company to purchase the Executive’s principal residence.  Such purchase must take place and be finalized in the calendar year following the year in which the Termination Date occurs.  Such purchase shall be made at the residence’s appraised value at the Termination Date, as determined in accordance with the Company’s relocation policies in effect immediately prior to the Potential Change in Control Period or Change in Control (as applicable);

(6)   Commencing on the Termination Date and continuing for a period that shall not exceed one year, the Executive shall be eligible for reasonable comprehensive outplacement assistance up to a maximum benefit equal to 20% of base pay at the time of termination (but not to exceed $50,000).  The Company shall pay the cost for such assistance, within one year after the assistance commences, directly to an outside vendor selected by the Executive and the Company.

b.           The amounts provided for in subsections 3(a)(i), 3(a)(ii)(1) and 3(a)(ii)(2) shall be paid in a single lump sum cash payment within sixty (60) days after the Executive's Termination Date; provided that the bonus described in subsection 2(a)(iv) shall be paid at the time such payments are made for other similarly situated executives who participate in the Bonus Plans and in all instances before the date that is two and one-half (2½) months after the end of the fiscal year to which the bonuses relate.

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c.           The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

4.   NOTICE OF TERMINATION.  During the Potential Change in Control Period and on or following a Change in Control, any purported termination of the Executive’s employment shall be communicated by a Notice of Termination to the Executive.  For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

5.   OVERALL LIMIT ON TOTAL BENEFITS.  Notwithstanding anything to the contrary in this Agreement, to the extent that the total value of all cash and non-cash benefits and payments provided to Executive under Sections 3(a)(ii)(2), 3(a)(ii)(4) and 3(a)(ii)(6) exceeds 2.99 times the sum of (A) the Base Amount, (B) Executive’s target bonus under the Company’s Performance Incentive Plan, and (C) 5% of the Base Amount in lieu of  Executive’s GoalSharing award (this overall 2.99 value being referred to as the “Maximum Benefit”), then the payments and benefits provided under this Agreement will be reduced dollar-for-dollar as required to ensure that the total value of all such payments and benefits provided under the sections noted above do not exceed the Maximum Benefit.  Notwithstanding anything contained in this Agreement or any other compensation plan to the contrary, if upon or following a change in the “ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company (each within the meaning of Section 280G of the Code), the tax imposed by Section 4999 of the Code (the “Excise Tax”) applies to any payments, benefits and/or amounts received by the Executive pursuant to this Agreement or otherwise (collectively, the “Total Payments”), then the Total Payments shall be reduced so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to the Executive is greater after giving effect to such reduction than if no such reduction had been made.  If any reductions are required under this section, the Company shall reduce the payment under subsection 3(a)(ii)(2) to the extent so necessary.

6.   EMPLOYMENT TAXES.  All payments made pursuant to this Agreement will be subject to applicable withholdings of income and employment taxes.

7.           SUCCESSORS; BINDING AGREEMENT.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive or the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

8.           NOTICE.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board with a copy to the Secretary of the Company.  All notices and communications shall be denied to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

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9.           NON-EXCLUSIVITY OF RIGHTS; EFFECT ON CHANGE IN CONTROL POLICY.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

10.           NO IMPLIED EMPLOYMENT RIGHTS.  Nothing in this Agreement shall alter the Executive’s status as an “at will” employee of the Company or be construed to imply that the Executive’s employment is guaranteed for any period of time except as otherwise agreed in a written agreement signed by a duly authorized officer of the Company.

11.           MISCELLANEOUS.  Except as expressly provided herein, no provision of this Agreement may be modified, waived or discharged, unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

12.           GOVERNING LAW.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

13.           ARBITRATION.  Any dispute or controversy arising under or in connection with the subject matter, the interpretation, the application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in New York City, New York, in accordance with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims.  Notwithstanding the foregoing, either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award, or to seek injunctive relief.  THE PARTIES HEREBY WAIVE ANY RIGHT TO JURY TRIAL AS TO ARBITRABLE CLAIMS.

14.           LEGAL FEES AND EXPENSES.  The Company shall pay or reimburse the Executive on an after-tax basis for all costs and expenses (including, without limitation, court and arbitrations cost and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by the Executive as a result of any claim, action or proceeding arising out of this Agreement or the contesting, disputing or enforcing of any provision, right or obligation under this Agreement, except where it is finally determined that the Executive's position was entirely without merit and asserted in bad faith.  The Company agrees to pay such amounts within sixty (60) days following the Company’s receipt of an invoice from the Executive, provided that the Executive shall have submitted an invoice for such amounts at least ninety (90) days before the end of the calendar year following the calendar year in which such fees and disbursements were incurred.

15.           SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

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16.           ENTIRE AGREEMENT.  The parties agree that the terms of this Agreement are intended to be the final expression of their agreement with respect to the subject matter of this Agreement and may not be contradicted by evidence of any prior or contemporaneous Agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Agreement as having continued effect.  Any and all previous change in control agreements between the Company and the Executive are null and void and given no effect as of the Effective Date.  However, notwithstanding the preceding sentence or any other provision in this Agreement to the contrary, with respect to any cash or performance stock awards granted to Executive under the Company’s Corporate Performance Plan before the Effective Date of this Agreement, the terms of the Executive’s Change in Control Agreement most recently previously in effect prior to this Agreement shall apply to (and only to) such awards, rather than the terms of this Agreement.

17.           SECTION 409A.

a.           For purposes of this Agreement, “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other authoritative guidance issued thereunder.  The benefits under this Agreement are intended to either be exempt from the requirements of Section 409A (e.g., the payments under subsections 3(a)(i), 3(a)(ii)(1), 3(a)(ii)(2), and 3(a)(ii)(4) are intended to be exempt because they are intended to qualify as “short term deferrals” within the meaning of Treasury Regulation Section 1.409A-1(b)(4), as “outplacement benefits” under Treasury Regulation Section 1.409A-1(b)(9)(v)(A), and/or as “certain welfare benefits” under Treasury Regulation Section 1.409A-1(a)(5)) or to comply with the requirements of Section 409A, and this Agreement shall be interpreted and administered in accordance with that intent so that no taxes are imposed on the Executive under Section 409A.  If any provision of this Agreement would otherwise conflict or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict.  Any reference to “termination of employment” or similar term shall mean “separation from service” as defined under Section 409A.

b.           The Company reserves the right, without the consent of the Executive, to amend this Agreement at any time to comply with Section 409A and the regulations and other authoritative guidance issued thereunder.

c.           The timing of all payments and benefits under this Agreement shall be made consistent with the requirements of Section 409A to the extent that Section 409A is applicable to payments under this Agreement.  Therefore, notwithstanding any provision in this Agreement to the contrary, in the event that the Executive is a “specified employee” (as defined in Section 409A), any benefit or amount described in this Agreement that is nonqualified deferred compensation within the meaning of Section 409A and that is to be made upon separation from service shall be delayed until the date which is the first day of the seventh month after the date the Executive separates from service (or, if earlier, the date of the Executive’s death), if necessary to avoid any taxes that would otherwise be imposed by IRC Section 409A.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

Corning Incorporated:

By:

Executive:

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